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                                                                   EXHIBIT 10(M)

                               JOHNSON & JOHNSON

                        STOCK OPTION GAIN DEFERRAL PLAN

     The Johnson & Johnson Stock Option Gain Deferral Plan (the "Plan") is intended to permit a select group of executives to defer tax recognition on gains from non-qualified stock options (NQSOs) granted by Johnson & Johnson (the "Company") through the delayed receipt of exercised option "gain shares".

     1. Administration. This Plan is administered by the Compensation Committee of the Company's Board of Directors. The Committee shall have responsibility for determining terms and conditions of the plan and eligibility criteria for participation. The Committee may otherwise delegate any of its authority under this Plan.

     2. Eligibility. Eligibility to defer under this Plan will be initially limited to members of the Executive Committee of the Company. The Committee may from time to time expand eligibility to defer receipt of option "gain shares" under this Plan to other executives of the Company. The Committee, however, has the authority to refuse to permit an participant to participate in this Plan or elect to defer receipt of "gain shares", if the Committee determines that such participation would jeopardize the Plan's compliance with applicable law or the Plan's status as a top hat plan under ERISA.

     3. Deferral of Option "Gain Shares". Participants may elect to defer receipt of the "gain shares" that would otherwise be due upon exercise of a non-qualified stock option (NQSO). The election must be made a minimum of ninety days prior to the exercise of a non-qualified stock option (NQSO) and no later than six months prior to the last date on which the option can be exercised by the executive.

     Any election to defer pursuant to this Section 3 shall be effective only when timely filed with Extra Compensation Services on the form utilized for such purpose. Each election must specify a.) option grant(s) and number of shares to be exercised; b.) deferral period (from one tax year to post-retirement); and, c.) Form of distribution (lump sum or installments). The participant elects the period of deferral from the date of exercise. The distribution of the deferred "gain shares" will be made as of the last trading day of the month so determined. The exercise date is not elected at the time of the deferral election. In addition, in order to be able to defer the "gain shares", the option must be exercised while the participant is actively employed.

     A participant may extend the "deferred-to" date specified in election form, provided such election is made at least 12 months prior to the date on which the shares would otherwise have been distributed. Only one such extension shall be permitted, per deferral election.

     Upon ceasing to be an employee of the Company, each participant (or in the event of a participant's death, the named beneficiary or his/her estate) shall be entitled to receive the "gain shares" that have deferred.

     Participants must use a "stock-for-stock" exercise, and must tender mature shares (owned for more than six months) for the option grant price. Options can be exercised on any date that is at least ninety days after the election to defer has been made (and prior to option expiration) and at least one year before the distribution date which has been elected.

     FICA and Medicare taxes are due on exercise of option and will be paid for with a portion of the "gain shares" resulting from the exercise. Participants are responsible for any additional tax liability generated by the use of "gain shares" to cover FICA and Medicare taxes. In the process of reducing the option gain for FICA and Medicare taxes, if a fractional share amount results, the number of deferred "gain shares" will be rounded down to the nearest whole share amount.

     The Company will credit the participant with the number of deferred "gain shares" (the option gain, reduced for FICA and Medicare taxes, divided by the market price at exercise).
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     4. Dividend Equivalents.  Upon the introduction of this deferred gain plan, the Company will require that dividend equivalents on the deferred shares be deferred under the "Executive Income Deferral Plan", and subject to the provisions of that Plan. The Company may, at a future point, choose to permit participants to make an election to receive dividend equivalents from deferred "gain shares" currently as a cash payment or to defer them to a future date.

     5. Distribution of Option "Gain Shares". Distributions of "gain shares" from a Stock Option Gain Deferral will be made in J&J stock. Distribution of deferred "gain shares" may be made as follows:

     While Actively Employed: The deferred "gain shares" from an exercise may be distributed to an participant while he/she is actively employed. The distribution will be for the full number of shares attributed to the exercise that resulted in their deferral (as reduced for FICA and Medicare taxes), adjusted for stock splits.

     Upon Retirement: At retirement, the deferred "gain shares" may either be distributed in a single lump sum or in installments, pursuant to the election made by the participant. A lump sum distribution or the first installment distribution may be deferred for up to ten taxable years following the participant's retirement date. Installment payments will be made annually and in approximately equal shares amounts (i.e., number of shares comprising the balance due divided by the number of years payment is to be made). Minimum number of annual installments is two (2) and the maximum number is fifteen (15).

     Upon Termination of Employment (other than retirement): If an participant's employment is terminated for any reason (including death or disability), and such participant is not eligible to retire from active service under the Company's pension plan, all of his/her deferred "gain shares" will immediately be distributed, as soon as administratively feasible, following termination of employment, regardless of any previously made election.

     In the event of death of a participant following retirement, the Company will immediately distribute the full balance of deferred "gain shares" due as soon as administratively feasible to the designated beneficiary. The beneficiary designations elected by an participant under the "Participant Income Deferral Plan" shall be the beneficiary designations under this plan, unless the participant had notified the Extra Compensation Services department in writing to the contrary.

     As an Early Withdrawal: In the event an participant wishes to withdraw his/her deferred option "gain shares" prior to the deferred payment date, an early withdrawal will be allowed, subject to an assessment of a penalty equal to 10% of the shares being withdrawn.

     The following additional rules shall apply with respect to all payments:

          (a) Immediate Lump Sum Distribution -- The participant will receive the number of deferred "gain shares" in the calendar month of his/her retirement effective date.

          (b) Deferred Lump Sum Distribution -- The participant will receive the full value of his/her Income Deferral Account, plus any accrued interest, on or about January 15 of the year he/she elects to receive payment in.

          (c) Immediate Commencement of Installments -- The participant will receive the first installment in the calendar month of his/her retirement effective date, subject to the provisions of the last sentence of Section 3 above. All subsequent installments, plus any accrued interest, will be paid on or about January 15 of each year.

          (d) Deferred Commencement of Installments -- The participant will receive the first and all subsequent installments on or about January 15 of each year.

     6. Deductions from Distributions. The Company will deduct from each distribution amounts required to be withheld for income, Social Security and other tax purposes. Such withholding will be done on a pro rata basis per investment. The Company may also deduct any amounts the participant owes the Company for any reason.
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     7. Beneficiary Designations.  A participant may designate one or more beneficiaries to receive the Deferred "Gain Shares" upon death. Should a beneficiary predecease the participant, or should a beneficiary not be named, the amount designated for such beneficiary or the participant's balance, as the case may be, will be distributed to the participant's Estate. Beneficiary designations may be made or revised at any time by submitting a Beneficiary Designation Form to Extra Compensation Services.

     8. Amendments. The Committee may amend this Plan at any time. However, such amendment shall not without the consent of a participant, materially adversely affect any right or obligation with respect to any Deferred "Gain Shares" elected theretofore.

     9. Miscellaneous. The Employer does not fund the obligations created by the participant's participation in the Plan. Rather, the Employer makes an unsecured promise to pay these obligations out of general corporate assets. This applies to obligations for both active and retired participants.

     In the first quarter of each calendar year, statements will be sent to active participants participating in this Plan as well as to retirees with Deferral Accounts. The statement will also include previously made deferral elections and beneficiary designations. The report for retirees will provide the deferred "gain share" balance, as well as the payout/installment election and beneficiary designations.

     This Plan is administered by the Extra Compensation Services Department at the Corporate Headquarters of Employer. Questions in regard to the administration of the Plan should be addressed to it.

     AN ELECTION TO DEFER AND/OR BE PAID IN INSTALLMENTS SHOULD ONLY BE MADE IN CONSULTATION WITH AN PARTICIPANT'S TAX AND/OR FINANCIAL ADVISOR.